Exhibit 99.1

Texas Mineral Resources Adds Senior Mining Executive Kevin Francis to Board of Directors in Support of

Planned Expansion Strategic Initiatives

November 23, 2020

SIERRA BLANCA, TX— (GlobeNewswire- November 23, 2020) – Texas Mineral Resources Corp. (OTCQB: TMRC)

•Senior mining executive with over thirty-two years of technical services, mine operations management, project development, re-engineering and leadership experience

•Additional domestic mining projects projected to be added to TMRC portfolio

Texas Mineral Resources Corp. (TMRC), an exploration company currently targeting the heavy rare earths, technology metals and a variety of industrial minerals primarily through its Round Top Mountain project in Texas along with its funding and development partner, USA Rare Earth LLC, is pleased to announce the addition of Kevin Francis to its Board of Directors.

Mr. Francis is a broadly experienced mining professional who has been working in the industry for more than 32 years. Mr. Francis has held many senior executive and advisory roles within the mining industry, including Vice President of Project Development for Aurcana Silver Corporation, Vice President of Technical Services for Oracle Mining Corporation, Vice President of Resources for NovaGold Resources and Principal Geologist for AMEC Mining and Metals. Mr. Francis is currently Principal of Mineral Resource Management, a mining consultancy focused on providing technical leadership to the mining and exploration industry. Mr. Francis is a “qualified person” as defined by SEC S-K 1300 and Canadian NI 43-101 reporting standards. Mr. Francis holds both an M.S. degree and a B.A. in geology from the University of Colorado.

“Kevin’s unique set of skills will be instrumental as TMRC anticipates expanding its business to include other domestic mining projects to its portfolio with return potential similar to its current Round Top heavy rare earth and critical mineral project, “commented Anthony Marchese, Chairman. “Kevin’s decades of experience and mining industry expertise in traditional metals fits perfectly with the objectives of the Company.”

Dan Gorski, TMRC’s Chief Executive officer commented: “We are privileged to have Kevin serve as an active member of our board. TMRC believes the supply and demand fundamentals for a variety of commodities in view of worldwide geopolitics call for a reexamination of domestic mineral potential. Having Kevin join us is a significant step in this endeavor.”

About Texas Mineral Resources Corp.

Texas Mineral Resources Corp.'s focus is to develop and commercialize, along with its funding and development partner USA Rare Earth LLC, its Round Top heavy-rare earth, technology metals, and industrial minerals project located in Hudspeth County, Texas, 85 miles southeast of El Paso. Additionally, the Company plans on developing alternative sources of strategic minerals through the processing of coal waste and other related materials as well as developing other domestic mining projects in more traditional metals. The Company’s common stock trades on the OTCQB U.S. tier under the symbol “TMRC.”

Company Contact:

Texas Mineral Resources Corp.

Anthony Marchese, Chairman

E-mail: amarchese@tmrcorp.com

Twitter: @TexasMineralRes